Exhibit 10(n)(3)

CLECO CORPORATION
2030 Donahue Ferry Road
Pineville, LA 71360

«NAME»
«LOCATION»

Re:	Notice and Acceptance of Grant of Restricted Stock and Common Stock Equivalent Units and Allocation of Opportunity Shares and Opportunity Common Stock Equivalent Units - _____ Performance Cycle

Dear «NICKNAME»:

The Compensation Committee of the Board of Directors (the "Committee") of Cleco Corporation (the "Company") appointed to administer the Cleco Corporation 2000 Long-Term Incentive Compensation Plan, as amended (the "Plan") has granted and allocated to you certain incentives related to shares of the Company's $1.00 par value voting common stock (the "Common Stock"). This letter is intended to provide you notice of the terms and conditions applicable to your grant and allocation. By execution below, you acknowledge and agree to be bound by the terms and conditions described herein and the provisions of the Plan. Unless otherwise defined below, capitalized terms used herein shall have the meanings ascribed to them in the Plan.

1. Grant of Restricted Stock and Common Stock Equivalent Units.

a. Grant. The Committee grants to you an aggregate of _____________ shares of Common Stock (the "Restricted Stock") and an equal number of Common Stock Equivalent Units ("CEUs"), provided that during the ______ Performance Cycle (as defined below), such shares of Restricted Stock and such CEUs:

(i) Shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of; and

(ii) Shall be canceled and forfeited, without the payment of consideration by the Company, if you are notified that the Company has not achieved the Performance Objectives established for the ______ Performance Cycle or your employment with the Company and its Affiliates terminates for any reason, except as provided in paragraph 5 hereof.

«NAME»

b. Restricted Stock. The Company has issued in your name a certificate or certificates for the Restricted Stock. Pending the lapse of the restrictions described above or the cancellation and forfeiture of the Restricted Stock, you agree that the certificate or certificates will be held by the Company in escrow. You also agree to execute stock powers endorsed in blank, if requested by the Committee. During the _____ Performance Cycle, you are entitled to the rights of a shareholder with respect to the Restricted Stock, including the right to vote the shares; provided, however, that you will not be entitled to receive payments of dividends with respect to such shares. You may be entitled to payment of dividends with respect to shares that vest at the end of the ______ Performance Cycle as more fully described in paragraphs 1.d., 3.c. and 5.c. below.

c. CEUs. CEUs shall be recorded in a bookkeeping account maintained by the Company. You are not entitled to voting rights, dividend or any other rights as a shareholder with respect to CEUs, although you may be entitled to payment of dividend equivalent payments at the end of the _____ Performance Cycle as more fully described in paragraphs 1.d., 3.c. and 5.c. below. The number of CEUs awarded to you under this award notice may be adjusted by the Committee in the event of a stock split, stock dividend or other recapitalization in the manner in which the Committee deems appropriate.

d. Dividends. If dividends are declared and paid on shares of Common Stock during the _____ Performance Cycle, then the dividends paid on shares of Restricted Stock and a cash amount equal to the dividends that would have been paid on a number of shares of Common Stock equal to the number of CEUs awarded to you pursuant to paragraph 1 (collectively, the "Accumulated Dividends") will be credited to a bookkeeping account and will be held by the Company, without interest, until the end of the _____ Performance Cycle. Payment, if any, of the Accumulated Dividends will be made only as described in paragraphs 3.c. or 5.c. below. No dividends will be accumulated or paid during the _____ Performance Cycle with respect to Opportunity Shares or Opportunity CEUs.

2. Allocation of Opportunity Shares and CEUs. The Company has also recorded in a separate bookkeeping account established and maintained for your benefit a contingent allocation of ____________ units, representing shares of Common Stock (the "Opportunity Shares"), and ____________ CEUs (the "Opportunity CEUs"). While Opportunity Shares and Opportunity CEUs are allocated to your account, you are not treated as a shareholder of the Company with respect to the Opportunity Shares and Opportunity CEUs, and you have no right to receive dividends, dividend equivalents or vote the shares. No dividends will be accumulated or paid during the _____ Performance Cycle with respect to Opportunity Shares or Opportunity CEUs.

«NAME»

3. Performance Objectives; Vesting, Delivery and Payment.

a. Establishment of Performance Objectives. A summary of the Performance Objectives established for the period beginning as of January 1, _____, and ending December 31, _____ (the "_____ Performance Cycle") is attached hereto as Exhibit A. The summary is subject to the provisions of the Plan, including provisions authorizing the Committee to interpret the Plan, to determine the degree to which the Company achieves the Performance Objectives, and to adjust or amend the Performance Objectives during the _____ Performance Cycle.

b. Vesting, Delivery and Payment. As soon as practicable after the end of the _____ Performance Cycle, the Committee will notify you of the number of shares of Restricted Stock, if any, that are no longer subject to restriction, the number of CEUs, if any, to be paid to you in cash, and the number of Opportunity Shares and Opportunity CEUs, if any, to be issued to you from your bookkeeping account in the form of Common Stock or cash, as applicable. Payments with respect to CEUs and Opportunity CEUs under this paragraph or any other provision of this award letter will be made in a lump sum cash payment. Each CEU or Opportunity CEU to be paid shall entitle you to a cash payment equal to the Fair Market Value of a share of Common Stock as of a date selected by the Committee as near as practicable to the payment date. In all events any cash payments to be made to you with respect to CEUs or Opportunity CEUs will be made by March 15, ______. The number of shares of Restricted Stock and Opportunity Shares to vest or be delivered, if any, and the number of CEUs and Opportunity CEUs to be paid, if any, will be determined by the Committee, based upon whether the Company has achieved the threshold, target or maximum Performance Objectives for the ______ Performance Cycle, as follows:

Performance Objective	Restricted Shares	CEUs	Total Award
Threshold
Target
Maximum

Shares of Restricted Stock, CEUs, Opportunity Shares and Opportunity CEUs that are not vested, paid or issued to you will be forfeited and the affected certificates or bookkeeping entries canceled by the Company.

c. Payment of Accumulated Dividends. If any shares of Restricted Stock vest or payments are made with respect to any CEUs for the _____ Performance Cycle, then following the end of the _____ Performance Cycle, but no later than March 15, _____, you will be paid the Accumulated Dividends, if any, that were credited to the bookkeeping accounts with respect to shares of Restricted Stock that have vested and the CEUs for which payment has been made for the _____ Performance Cycle. Any Accumulated Dividends associated with shares of Restricted Stock which have not vested and CEUs which have not been paid to you will be forfeited to the Company.

«NAME»

4. Further Limitations. A purpose of the Company in granting Restricted Stock and allocating Opportunity Shares is to encourage you to become a long-term shareholder of the Company. Consistent with this purpose, you agree that if Restricted Stock is transferred to you free of restriction or Opportunity Shares are transferred to you in the form of Common Stock, you will not sell, assign or otherwise dispose of such Common Stock, without the prior consent of the Company, and that such shares will be subject to forfeiture if your employment is terminated for Cause, as described in paragraph 5 below. This restriction will remain in effect during the period commencing as of January 1, ____, and ending as of the earlier of (a) the date you cease to be an employee of the Company or an Affiliate, or (b) January 1, _____. You agree that shares of Common Stock subject to this restriction may be held by the Company, in escrow, pending lapse of the transfer restrictions set forth in this paragraph. The Committee may, in its discretion, amend or waive the restrictions set forth in this paragraph 4. You will be notified as soon as practicable of any such action taken by the Committee.

5. Termination of Employment. If your employment with the Company and its Affiliates is terminated prior to the expiration of the _____ Performance Cycle, Restricted Stock granted to you, CEUs allocated to you and any Accumulated Dividends allocated to you in accordance with paragraph 1 hereof, and Opportunity Shares and Opportunity CEUs allocated to you in accordance with paragraph 2 hereof, will be forfeited as of the date of your termination, except as expressly provided below:

a. Restricted Stock and Opportunity Shares. If your employment with the Company and its Affiliates is terminated during the _____ Performance Cycle on account of your death, Disability or Retirement on or after age 55, or if such termination is involuntary, but not on account of Cause, no shares will be vested or delivered upon termination; provided, however, that if any Restricted Stock held by then-current Participants vests at the completion of the _____ Performance Cycle, the restrictions lapse and the Performance Objectives are deemed satisfied, the number of shares of Restricted Stock issued to you with respect to such Performance Cycle shall be determined by obtaining the product of: (a) the total number of shares of such Restricted Stock subject to restriction and/or Performance Objectives, (b) the actual payout percentage paid to then-current Participants at the completion of the _____ Performance Cycle and (c) the quotient obtained by dividing (i) the number of days in the _____ Performance Cycle prior to your severance date by (ii) the total number of days in such Performance Cycle.

If your employment with the Company and its Affiliates is terminated on account of Cause during the period described in paragraph 4 hereof, you agree that all Common Stock acquired on the lapse of restrictions and/or the transfer of Opportunity Shares will be forfeited and canceled as of the date of such termination, without requirement of further notice.

b. CEUs and Opportunity CEUs. If your employment with the Company and its Affiliates is terminated during the ____- Performance Cycle on account of your death, Disability

«NAME»

or Retirement on or after age 55 or such termination is involuntary, but not on account of Cause, no payments in respect of CEUs or Opportunity CEUs will be made to you upon termination; provided, however, that if any payments with respect to CEUs are paid to then-current Participants at the completion of the _____ Performance Cycle, and the Performance Objectives are deemed satisfied, then payment will be made as to the number of CEUs allocated to you with respect to such Performance Cycle determined by obtaining the product of: (a) the total number of CEUs granted to you subject to restriction and/or Performance Objectives, (b) the actual payout percentage paid to then-current Participants at the completion of the _____ Performance Cycle and (c) the quotient obtained by dividing (i) the number of days in the _____ Performance Cycle prior to your severance date by (ii) the total number of days in such Performance Cycle. Such payment will be made to you no later than March 15, _____.

c. Accumulated Dividends. Accumulated Dividends that were credited to the bookkeeping accounts with respect to the shares of Restricted Stock which were deemed vested pursuant to paragraph 5.a. and the CEUs which were paid pursuant to paragraph 5.b. will be paid to you no later than March 15, _____.

d. Cause. For this purpose, the term "Cause" generally means that you commit an intentional act of fraud, embezzlement or theft during your employment, you engage in intentional misconduct that is materially injurious to the Company (or an Affiliate), you wrongfully disclose confidential information, you intentionally damage the property of the Company or you intentionally refuse to perform your material job duties. The Committee determines whether any termination is on account of Cause.

6. Change in Control. Notwithstanding any provision of the Plan or this agreement to the contrary, upon the occurrence of a Change in Control, all Performance Objectives shall be deemed satisfied and all restrictions and limitations shall lapse as to the aggregate number of shares of Restricted Stock granted to you in paragraph 1 hereof, all CEUs granted to you in paragraph 1 shall be paid to you in cash, shares of Common Stock equal to the number of Opportunity Shares allocated to you in paragraph 2 hereof shall be transferred to you, free of restriction, and Opportunity CEUs allocated to you in paragraph 2 hereof shall be paid to you in cash. If your employment with the Company is subject to a severance agreement, employment agreement or similar document defining the term "Change in Control," the definition contained in such document shall govern; otherwise, the term "Change in Control" shall be determined in accordance with the terms of the Plan.

Unless you are or become a party to a separate written agreement with the Company that provides to the contrary, the Plan provides that no portion of the payments you receive from the Company or an Affiliate on account of a Change in Control, including Common Stock under this paragraph 6, can be characterized as an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended. If an excess parachute

«NAME»

payment is otherwise payable to you on account of a Change in Control, you may be required to forfeit some or all of the Common Stock transferable hereunder to comply with this limitation.

Notwithstanding the foregoing, payments of cash with respect to CEUs will not be made pursuant to this paragraph 6 unless the Change in Control is a permissible payment event for purposes of Section 409A of the Code and relevant guidance thereunder. If the Change in Control is not a permissible payment event under Section 409A of the Code, payments with respect to CEUs will be made at the end of the _____ Performance Cycle, but not later than March 15, _____.

7. Business Transactions. If your employment with the Company and its Affiliates is involuntarily terminated on account of a Business Transaction and not on account of Cause, all Performance Objectives shall be deemed satisfied and all restrictions shall lapse as to the Restricted Stock granted to you in paragraph 1 hereof, all CEUs granted to you in paragraph 1 shall be paid to you in cash, shares of Common Stock equal to the number of Opportunity Shares allocated to you in paragraph 2 hereof shall be transferred to you, free of restriction, and Opportunity CEUs allocated to you in paragraph 2 hereof shall be paid to you in cash. For this purpose, the term "Business Transaction" is defined in the Plan as the sale, lease or other disposition of all or a substantial portion of the assets of an Affiliate or the sale or other disposition of all or substantially all of the issued and outstanding stock or other equity interests of an Affiliate. The Committee determines whether any sale, lease or disposition is a Business Transaction.

8. Tax Withholding. If the restrictions lapse with respect to all or part of the Restricted Stock or if Opportunity Shares are transferred to you, you agree that:

a. If Restricted Stock is released to you, CEUs are paid to you, Opportunity Shares are transferred or issued to you or Opportunity CEUs are paid to you by the Company, you will, no later than the date of such release, transfer or issuance, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any federal, state or local taxes required by law to be withheld by the Company with respect to such deliveries or payments; and

b. The Company and its Affiliates shall, to the extent permitted by law, have the right to deduct from any payments otherwise due to you any federal, state or local taxes required by law to be withheld.

9. No Assignment. The grant and allocation described herein shall not be subject in any manner to sale, transfer, pledge, assignment or other encumbrance or disposition, whether by operation of law or otherwise and whether voluntarily or involuntarily, except by will or the laws of descent and distribution.

«NAME»

10. Additional Requirements. You acknowledge that Common Stock acquired hereunder may bear such legends as the Committee or the Company deems appropriate to comply with applicable Federal or state securities laws or under the terms of the Plan. In connection therewith and prior to the issuance of such shares, you may be required to deliver to the Company such other documents as may be reasonably required to ensure compliance with applicable Federal or state securities laws.

11. Employment Rights. Neither this agreement nor the grant of Restricted Stock or CEUs or allocation of Opportunity Shares or Opportunity CEUs shall be deemed to confer upon you any right to continue in the employ of the Company or any Affiliate or interfere, in any manner, with the right of the Company or any of its Affiliates to terminate your employment, whether with or without cause, in its sole discretion.

12. Amendment. The Committee may amend the terms and conditions set forth herein, without your consent, to the extent it determines that such amendment is necessary or appropriate to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended. You will receive written notice of any such amendment. Otherwise, the terms and conditions set forth herein can be amended by the written consent of the parties hereto.

Very truly yours,

CLECO CORPORATION

By: _____________________________
George W. Bausewine
Its: Senior Vice President
Corporate Services

«NAME»

ACKNOWLEDGMENT AND AGREEMENT

I acknowledge that the Restricted Stock and CEUs granted and Opportunity Shares and Opportunity CEUs allocated hereunder shall be subject to such additional terms and conditions as may be imposed under the terms of the Plan, in addition to the terms and conditions of this agreement. By execution of this agreement, I acknowledge that no member of the Committee shall be liable for any action or determination taken in good faith with respect to the Plan or any grant or award hereunder.

________________________________
Signature

Date: ______________________________

EXHIBIT A

CLECO CORPORATION
2000 LONG-TERM INCENTIVE COMPENSATION PLAN

PERFORMANCE OBJECTIVES

The Cleco Corporation 2000 Long-Term Incentive Compensation Plan (the "Plan") requires the Compensation Committee of the Board of Directors (the "Committee") of Cleco Corporation (the "Company") to establish performance measures for each Performance Cycle.

For the _____ Performance Cycle, the comparative performance measure approved is the relative price appreciation plus dividends paid per share on Common Stock ("Total Shareholder Return" or "TSR") during the _____ Performance Cycle as compared to the Total Shareholder Return of companies in the S&P Small and Midcap Electric Utilities Index ("Peer Group"). The Company's TSR must rank at or above the 30th percentile level in order for any award to be paid. Actual awards are determined by the Committee based on the Company's rank within the peer group (see Attachment A - Performance Award Matrix).

Restrictions will lapse upon receipt by you of written notice from the Committee that the Company has achieved the Performance Objectives established for the _____ Performance Cycle; notice will be given by the Committee as soon as practicable after the close of the cycle. Payments with respect to CEUs will be made on a similar schedule, provided that in all events any payments to be made with respect to the CEUs granted for the _____ Performance Cycle will be made on or before March 15, _____.